Exhibit 99.1
OMEROS REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS
Seattle, WA — August 10, 2010 — Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation and disorders of the central nervous system, today announced financial results for the three and six months ended June 30, 2010.
Total operating expenses for the three and six months ended June 30, 2010 were $8.1 million and $14.9 million, respectively, compared to $6.1 and $11.5 million for the same periods in 2009. The increases in operating expenses were primarily due to higher contract service and consulting costs associated with several of the Company’s clinical and preclinical programs as well as increased costs associated with being a public company. In addition, the increases included a one-time payment of $500,000 to Affitech AS in the first quarter of 2010 and a one-time payment of $500,000 to Helion Biotech ApS in the second quarter of 2010 related to the Company’s MASP-2 program.
For the three and six months ended June 30, 2010, Omeros reported a net loss of $7.8 million, or $0.36 per share, and $14.5 million, or $0.68 per share, respectively. This is compared to a net loss of $6.1 million, or $2.09 per share, and $11.6 million, or $3.96 per share, for the same periods in 2009. At June 30, 2010, Omeros had cash, cash equivalents and short-term investments of $41.9 million.
“We made significant progress during the second quarter across many of our programs — perhaps most notably the successful identification of molecules that interact with, and modulate the signaling of, three orphan GPCRs linked to cancer, metabolic disorders and appetite control,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “We expect that the second half of 2010 will be equally productive as we prepare for data from at least two of our five clinical programs currently underway, including our Phase 3 clinical trials evaluating OMS103HP in patients undergoing arthroscopic ACL reconstruction and our Phase 1/Phase 2 trial of OMS201 in ureteroscopy.”
Second Quarter and Recent Highlights
•	Secured a committed equity financing facility under which Omeros may, at its sole discretion, sell up to $40 million of its shares of common stock to Azimuth Opportunity, Ltd. over a 24-month period.

•	Enrolled the first patient in a Phase 2b, full-factorial clinical trial evaluating OMS302 in patients undergoing cataract surgery. OMS302, added to standard irrigation solution used during ophthalmological procedures, is the Company’s proprietary PharmacoSurgery™ product in development to maintain mydriasis (pupil dilation) and reduce postoperative pain and inflammation following cataract and other lens replacement surgery.

•	Successfully unlocked three orphan G protein-coupled receptors (GPCRs) linked to cancer, metabolic disorders and appetite control.

•	Selected a clinical candidate for the Company’s MASP-2 antibody program and initiated the cGMP manufacturing development process in preparation for clinical trials. MASP-2 appears to play a significant role in many inflammatory disorders including glomerulonephritis, macular degeneration, ischemia-reperfusion injury, transplant rejection and stroke.

•	Reported additional data from a Phase 2 trial of OMS103HP, Omeros’ lead PharmacoSurgery™product candidate for arthroscopy, showing that patients treated with OMS103HP during arthroscopic partial meniscectomy surgery achieved statistically significant clinical benefits.

•	Entered into an Exclusive License Agreement with Helion Biotech ApS pursuant to which Omeros received a royalty-bearing, worldwide exclusive license in and to all of Helion’s intellectual property rights related to MASP-2 antibodies, polypeptides and methods in the field of inhibition of mannan-binding lectin-mediated activation of the complement system for the prevention, treatment or diagnosis of any disease or condition. This agreement, together with the exclusive licenses of rights related to MASP-2 that Omeros already holds from the University of Leicester and the UK Medical Research Council, gives Omeros exclusive licenses to all ownership rights related to the patents and patent applications owned by these three organizations claiming antibodies that bind MASP-2, MASP-2 polypeptides, therapeutic methods and research tools, consolidating within Omeros the worldwide exclusive rights to the inhibition of MASP-2 and the antibodies targeting it.
A replay of today’s webcast of Dr. Demopulos’ presentation at the Canaccord Genuity 30th Annual Growth Conference can be accessed on the “Events” page of the Company’s website at http://www.omeros.com. Given the information presented in this webcast, the Company will not host a conference call to discuss its second quarter 2010 results.
About Omeros Corporation
Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has five ongoing clinical development programs, including four from its PharmacoSurgery™ platform and one from its Addiction program, the most advanced of which is in a Phase 3 clinical program. Omeros may also have the near-term capability, through its GPCR program, to add an unprecedented number of wholly new drug targets to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of antibody and small-molecule preclinical programs targeting inflammation and central nervous system disorders.
Forward-Looking Statements
This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release and include the Company’s expectation that it will have data in the second half of 2010 from its Phase 3 clinical trials evaluating OMS103HP in patients undergoing arthroscopic ACL reconstruction and its Phase 1/Phase 2 trial of OMS201 in ureteroscopy. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2010. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
Contact:
Jennifer Cook Williams
Cook Williams Communications, Inc.
Investor and Media Relations
360.668.3701
jennifer@cwcomm.org

OMEROS CORPORATION
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Grant revenue	$497	$371	$875	$568
Operating expenses:
Research and development	6,120	4,577	11,202	8,599
General and administrative	2,011	1,475	3,732	2,885

Total operating expenses	8,131	6,052	14,934	11,484

Loss from operations	(7,634)	(5,681)	(14,059)	(10,916)
Investment income	21	61	38	142
Interest expense	(409)	(575)	(861)	(1,165)
Other income (expense), net	218	86	417	348

Net loss	$(7,804)	$(6,109)	$(14,465)	$(11,591)

Basic and diluted net loss per common share	$(0.36)	$(2.09)	$(0.68)	$(3.96)

Weighted-average shares used to compute basic and diluted net loss per common share	21,381,216	2,929,690	21,337,556	2,929,397

OMEROS CORPORATION
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)
Cash and cash equivalents and short-term investments	$41,883	$60,305
Total assets	44,786	62,062
Total notes payable	10,143	12,758
Total current liabilities	10,114	11,090
Deficit accumulated during the development stage	(132,801)	(118,336)
Total shareholders’ equity	29,798	43,145